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                                   EXHIBIT 3.2

                     AMENDMENT TO ARTICLES OF INCORPORATION

               NAME CHANGE TO CAPITAL PLACEMENT SPECIALISTS, INC.

                             DATED DECEMBER 4, 1997


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              State of Utah                                CO117127
         Department of Commerce
Division of Corporations and Commercial Code               RECEIVED
                                                         DEC 04, 1997

I Hereby certify that the foregoing has been filed
and approved on the 4th day of December 1997
in the office of this Division and hereby issue this      7338000054
Certificate thereof.

Examiner B.S.  Date 12/5/97
              Korla T. Woods
              Division Director

                              ARTICLES OF AMENDMENT
                                       OF
                                MORMON MINT, INC.

This Articles of Amendment to the original Articles of Incorporation of Mormon Mint, Inc., a Utah Corporation, are set forth as follows:

                                A. ARTICLE I-Name

The name of the corporation is Mormon Mint, Inc.

                            AMENDMENT- ARTICLE I-Name

The name of the corporation is amended to: CAPITAL PLACEMENT SPECIALISTS, INC.

           C. As of the date of the Special Shareholders Meeting, the corporation had issued and outstanding two million, two hundred sixty seven thousand shares, all of which were entitled to vote on the proposed amendment. None of the shares were entitled to vote as a class.

           C. As a special meeting of the shareholders held October 15, 1997, one million, eight hundred twenty two thousand, six hundred forty, voted for the amendment and zero voted against.

DATED this third day of November, 1997



 /s/ Roger Coleman                      /s/ Jenifer Ayers
-----------------------------------    -----------------------------------
Roger G. Coleman, President            Jenifer C. Ayers, Secretary